Exhibit 99.1

Management Comments

January 2012 Newsletter

Highlights:

—	Completed branch purchase from The Home Savings and Loan Company

—	Net Income of $4.75 million for 2011 up 18.1% compared to 2010

—	Shareholder equity has increased to $62.88 million

—	As a result of the branch purchase, our total assets have grown to $630 million at year end.

—	Cash Dividend of $0.32 per share to be paid January 31, 2012

The previously announced branch purchase of four offices was completed on December 16, 2011. A transaction of this nature has a tremendous amount of work to be done and there is always a list of items to be completed after the initial conversion. Our team has done an excellent job with this important project.

2011 was a year of solid financial progress. Net income of $4.75 million for 2011 was an 18.1% increase over 2010. Our net interest margin was a very good 3.99% and our return on average assets was 0.94%. Shareholder equity totaled $62.88 million and that has allowed us to maintain our well capitalized position. A quarterly cash dividend of $0.32 per share was approved to be paid on January 31, 2012 to shareholders of record on January 13, 2012.

While all of the above represents positive aspects of our 2011, we were also saddened by the death of Tom Hite, one of our past presidents. Tom served Croghan as a loyal employee for 44 years and served as president from February 1988 until his retirement in May 2001. Tom Hite’s past leadership at Croghan is certainly recognized and appreciated.

Financially, 2011 was a very good year for us at Croghan. 2012 will have a number of challenges, including the integration of new markets and new customers. We are convinced of the long term value of the branch purchase to Croghan, but we also need to acknowledge that it takes time for a successful integration as well. Our entire staff is excited about the growth and we look forward to the challenges and opportunities that lie ahead.

Thank you for your investment in Croghan.

Rick Robertson

President & CEO

Newsletter Financial Information

	Year Ended 12/31/11	Year Ended 12/31/10
Financial Information (unaudited)

Interest income	$21,622,000	$22,739,000
Interest expense	3,355,000	5,085,000

Net interest income	18,267,000	17,654,000

Provision for loan losses	775,000	1,675,000

Net interest income after provision for loan losses	17,492,000	15,979,000
Non-interest income	3,468,000	3,780,000
Non-interest expenses	15,008,000	14,732,000

Income before federal income taxes	5,952,000	5,027,000

Federal income taxes	1,198,000	1,003,000

Net income	$4,754,000	$4,024,000

Average common shares outstanding	1,673,775	1,692,307

Per Share Data

Net income	$2.84	$2.38
Cash dividends	$1.28	$1.28
Book value	$37.58	$33.71
Closing price	$29.00	$24.05

Financial Ratios

Return on average assets	0.94%	0.82%
Return on average equity	7.97%	7.03%
Net interest margin	3.99%	4.01%
Loans to deposits	60.21%	76.35%
Allowance for loan losses to total loans	1.58%	1.69%

Period End Balances	As of 12/31/2011	As of 12/31/2010

Total assets	$629,651,000	$489,727,000
Loans	$302,160,000	$293,305,000
Deposits	$501,837,000	$384,157,000
Stockholders’ equity	$62,883,000	$56,513,000

Common shares outstanding	1,673,380	1,676,380